EXHIBIT 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-133764 on Form N-14 of our report dated July 15, 2005, relating to the financial statements and financial highlights of Merrill Lynch Short Term U.S. Government Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2005, and to the references to us under the captions “Other Service Providers-ML Fund” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

June 12, 2006